Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)    Registration Statement (Form S-3 Nos. 333-258703 and 333-239607) of Morphic Holding, Inc.,

(2)    Registration Statements (Form S-8 Nos. 333-236727, 333-253678 and 333-262950) pertaining to the 2019 Equity Incentive Plan and the 2019 Employee Stock Purchase Plan of Morphic Holding, Inc., and

(3)    Registration Statement (Form S-8 No. 333-232372) pertaining to the 2019 Equity Incentive Plan, 2019 Employee Stock Purchase Plan and the 2018 Stock Incentive Plan of Morphic Holding, Inc.;

of our report dated February 23, 2023, with respect to the consolidated financial statements of Morphic Holding, Inc. included in this Annual Report (Form 10-K) of Morphic Holding, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 23, 2023